Exhibit 5
June 8, 2017
Unit Corporation
8200 South Unit Drive
Tulsa, Oklahoma 74132

Gentlemen:
As General Counsel and Secretary of Unit Corporation, a Delaware corporation (the “Company”), I have supervised the preparation of the registration statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 2,500,000 shares of the common stock, par value $.20 per share, of the Company (“Common Stock”). The Common Stock is to be issued by the Company on the exercise of stock options and other awards granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan dated May 6, 2015, as amended (the “Plan”).
In reaching the conclusions expressed in this opinion, I have (a) examined the certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate, (b) relied on the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.
Based on, and subject to, the foregoing, I am of the opinion that the Common Stock is duly authorized and, on issuance of the Common Stock in accordance with the terms of the Plan, and the instruments of award or grant (including, without limitation, payment of the exercise price thereof), will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.
I am a member of the bar of the State of Oklahoma. My opinion expressed above is limited to the laws of the State of Oklahoma, the Delaware General Corporation Law and the federal laws of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term "Delaware General Corporation Law" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.
I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement and the prospectus constituting a part thereof under the caption “Legal Opinion.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

/s/ Mark E. Schell
Mark E. Schell, Esq.